Capital World Growth and Income Fund, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

November 30, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,419,723
Class B	$50,896
Class C	$114,584
Class F1	$105,936
Class F2	$36,252
Total	$1,727,391
Class 529-A	$48,684
Class 529-B	$3,202
Class 529-C	$9,293
Class 529-E	$1,932
Class 529-F1	$1,481
Class R-1	$4,714
Class R-2	$23,840
Class R-3	$53,063
Class R-4	$51,259
Class R-5	$42,415
Class R-6	$24,852
Total	$264,735

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8800
Class B	$0.6234
Class C	$0.6181
Class F1	$0.8804
Class F2	$0.9630
Class 529-A	$0.8673
Class 529-B	$0.5975
Class 529-C	$0.6054
Class 529-E	$0.7709
Class 529-F1	$0.9350
Class R-1	$0.6351
Class R-2	$0.6243
Class R-3	$0.7800
Class R-4	$0.8754
Class R-5	$0.9738
Class R-6	$0.9910

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,545,428
Class B	73,343
Class C	172,924
Class F1	113,599
Class F2	43,383
Total	1,948,677
Class 529-A	58,586
Class 529-B	4,986
Class 529-C	15,695
Class 529-E	2,590
Class 529-F1	1,752
Class R-1	8,026
Class R-2	37,708
Class R-3	68,849
Class R-4	61,219
Class R-5	40,584
Class R-6	34,300
Total	334,295

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$33.75
Class B	$33.53
Class C	$33.40
Class F1	$33.69
Class F2	$33.75
Class 529-A	$33.67
Class 529-B	$33.53
Class 529-C	$33.51
Class 529-E	$33.61
Class 529-F1	$33.70
Class R-1	$33.46
Class R-2	$33.39
Class R-3	$33.56
Class R-4	$33.68
Class R-5	$33.77
Class R-6	$33.77